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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549


                                  SCHEDULE 13G
                                  Rule 13d-102

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS
                       THERETO FILED PURSUANT TO 13d-2(b)


                               (Amendment No. 1)*


                        Millennium Pharmaceuticals, Inc.
        ----------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.001 par value per share
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                   599902 10 3
        ----------------------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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---------------------                                        -------------------
CUSIP NO. 599902 10 3                                        PAGE 2  OF 10 PAGES
---------------------                                        -------------------



--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Greylock Equity Limited Partnership
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)   [ ]
                                                               (b)   [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                   5.     SOLE VOTING POWER

                          -0-
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             -0-
       EACH        -------------------------------------------------------------
    REPORTING      7.     SOLE DISPOSITIVE POWER
      PERSON
       WITH               -0-
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER

                          -0-
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -0-
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                      [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!


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---------------------                                        -------------------
CUSIP NO. 599902 10 3                                        PAGE 3  OF 10 PAGES
---------------------                                        -------------------



--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Robert P. Henderson
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)   [ ]
                                                               (b)   [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                   5.     SOLE VOTING POWER

                          56,403
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             -0-
       EACH        -------------------------------------------------------------
    REPORTING      7.     SOLE DISPOSITIVE POWER
      PERSON
       WITH               56,403
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER

                          -0-
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        56,403
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                      [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.2%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!


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---------------------                                        -------------------
CUSIP NO. 599902 10 3                                        PAGE 4  OF 10 PAGES
---------------------                                        -------------------



--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Henry F. McCance
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)   [ ]
                                                               (b)   [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                   5.     SOLE VOTING POWER

                          -59,533-
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             -0-
       EACH        -------------------------------------------------------------
    REPORTING      7.     SOLE DISPOSITIVE POWER
      PERSON
       WITH               -59,533-
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER

                          -0-
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -59,533-
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                      [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.2%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING*

        IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!


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ITEM 1(a)     NAME OF ISSUER:

              Millennium Pharmaceutials, Inc.

ITEM 1(b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE:

              640 Memorial Drive
              Cambridge, MA  02139

ITEM 2(a)     NAME OF PERSON FILING:

              Greylock Limited Partnership ("GLP") and Messrs. Robert P. Henderson and Henry F. McCance, the Co-Managing General Partners of GLP (the "Co-Managing General Partners").

ITEM 2(b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              The address of the reporting persons is:

              One Federal Street
              Boston, Massachusetts 02110

ITEM 2(c)     CITIZENSHIP:

              GLP is a limited partnership organized under the laws of the State of Delaware. Each of the Co-Managing General Partners is a citizen of the United States.

ITEM 2(d)     TITLE OF CLASS OF SECURITIES:

              Common Stock, par value $.001 per share (the "Common Stock").

ITEM 2(e)     CUSIP NUMBER:

              599902 10 3

ITEM 3        DESCRIPTION OF PERSON FILING:

              Not applicable.



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ITEM 4        OWNERSHIP(1):

              (a)   AMOUNT BENEFICIALLY OWNED:

              GLP does not beneficially own any shares of Common Stock. Messrs. Henderson and McCance may be deemed to beneficially own 56,403 and 59,533 shares of Common Stock, respectively.

              (b)   PERCENT OF CLASS:

              GLP:                 0 %
              Mr. Henderson:       0.2%
              Mr. McCance:         0.2%

              (c)   NUMBER OF SHARES AS TO WHICH PERSON HAS:

                    (i) sole voting power; (ii) shared voting power; (iii) sole dispositive power; (iv) shared dispositive power:

                    GLP does not have any power to vote or dispose of any shares of Common Stock. Messrs. Henderson and McCance may be deemed to have sole power to vote and dispose of 56,403 and 59,533 shares of Common Stock, respectively.

ITEM 5        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

              This statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be beneficial owners of more than five percent of the class of securities.

ITEM 6        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

              Not applicable.

----------------
  (1)  As of December 31, 1997.



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ITEM 7        IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
              THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

              Not applicable.

ITEM 8        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

              Not applicable.

ITEM 9        NOTICE OF DISSOLUTION OF GROUP:

              Not applicable.

ITEM 10       CERTIFICATION:

              Not applicable.





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                                    SIGNATURE


     After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.


DATED: February 13, 1998


                                      GREYLOCK EQUITY LIMITED PARTNERSHIP

                                      By: Greylock Equity GP Limited Partnership
                                          General Partner


                                      By: /s/ Henry F. McCance
                                          --------------------------------------
                                          Henry F. McCance
                                          Managing General Partner



                                      GREYLOCK EQUITY GP LIMITED PARTNERSHIP


                                      By: /s/ Henry F. McCance
                                          --------------------------------------
                                          Henry F. McCance
                                          Managing General Partner


                                      /s/ Henry F. McCance
                                      ------------------------------------------
                                      Henry F. McCance



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                                                                       EXHIBIT 1

                                    AGREEMENT


     Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Common Stock of Millennium Pharmaceuticals, Inc.

     EXECUTED as a sealed instrument this 13th day of February, 1998.


                                      GREYLOCK EQUITY LIMITED PARTNERSHIP

                                      By: Greylock Equity GP Limited Partnership
                                          General Partner


                                      By: /s/ Henry F. McCance
                                          --------------------------------------
                                          Henry F. McCance
                                          Managing General Partner



                                      GREYLOCK EQUITY GP LIMITED PARTNERSHIP


                                      By: /s/ Henry F. McCance
                                          --------------------------------------
                                          Henry F. McCance
                                          Managing General Partner


                                      /s/ Henry F. McCance
                                      ------------------------------------------
                                      Henry F. McCance



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                                                                       EXHIBIT 2

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert P. Henderson and Henry F. McCance and each of them, with full pwoer to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates, agreements and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 8th day of February, 1994.




/s/ Howard E. Cox, Jr.                         /s/ William W. Helman
-----------------------------                  -----------------------------
Howard E. Cox, Jr.                             William W. Helman

/s/ Robert P. Henderson                        /s/ William S. Kaiser
-----------------------------                  -----------------------------
Robert P. Henderson                            William S. Kaiser

/s/ Henry F. McCance                           /s/ Daniel S. Gregory
-----------------------------                  -----------------------------
Henry F. McCance                               Daniel S. Gregory

/s/ David N. Strohm                            /s/ Charles P. Waite
-----------------------------                  -----------------------------
David N. Strohm                                Charles P. Waite

/s/ Roger L. Evans
-----------------------------
Roger L. Evans





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